UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

Tempest Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35890	45-1472564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400
Brisbane, California	94005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 798-8589

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TPST	The Nasdaq Stock Market LLC
Series A Junior Participating Preferred Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 28, 2026, Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a warrant exercise and inducement offer letter agreement (the “Inducement Letter”) with a holder of certain existing warrants to purchase shares of the Company’s common stock that the Company originally issued in November 2025 at an original exercise price of $3.50 per share (the “Existing Warrants”). Pursuant to the Inducement Letter, the holder agreed to exercise for cash the Existing Warrants to purchase an aggregate of 1,172,414 shares of the Company’s common stock at a reduced exercise price of $1.73 per share in consideration of the Company’s agreement to issue to the holder a new unregistered common stock purchase warrant (the “New Warrant”) to purchase up to 2,344,828 shares of common stock.

The New Warrant has an exercise price of $1.73 per share, will become exercisable on the effective date of stockholder approval required under the applicable rules of The Nasdaq Capital Market with respect to the issuance of the shares underlying the New Warrant, and will expire on May 29, 2028. The New Warrant contains customary adjustment provisions for stock dividends, stock splits, reorganizations and similar events, customary beneficial ownership limitations of either 4.99% or 9.99% at the holder’s election, and cashless exercise rights if a registration statement covering the resale of the underlying shares is not then effective. The Company also agreed to file a registration statement covering the resale of the shares issuable upon exercise of the New Warrant within 30 calendar days following the date of the Inducement Letter and to use reasonable best efforts to cause that registration statement to become effective within 45 calendar days, or within 75 calendar days in the event of SEC review.

The gross proceeds from the issuance of the shares of common stock under the Existing Warrants were approximately $2.0 million before deducting placement agent fees and other offering expenses payable by the Company.

Pursuant to an engagement letter, H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with the foregoing transaction, and the Company issued to the placement agent or its designees warrants to purchase up to 82,069 shares of common stock in substantially the same form as the New Warrant, except that the exercise price thereunder is $2.1625 per share (the “Placement Agent Warrants”). The Company also reimbursed certain expenses of the Placement Agent in connection with the transaction. Additionally, upon the exercise for cash of any of the New Warrants, the Company shall pay to the Placement Agent a cash fee of 7% of the aggregate gross exercise price paid in cash with respect thereto and issue to the Placement Agent or its designees warrants to purchase up to 7% of the aggregate number of the shares of common stock underlying such warrants that have been so exercised, provided that such exercise is effected within the 24 following the issuance date of the New Warrants.

The shares issuable upon exercise of the Existing Warrants have been registered under the Company’s effective registration statement on Form S-1 (File No. 333-292026). The New Warrant, the Placement Agent Warrants, and the shares of common stock issuable upon exercise thereof were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The investor has represented that it is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act, and has acquired the New Warrants and the shares issuable upon exercise thereof as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Warrants or the shares issuable upon exercise thereof. The New Warrants, the Placement Agent Warrants and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing descriptions of the Inducement Letter, the New Warrant and the Placement Agent Warrants are only summaries and are qualified in their entirety by reference to the full text of the Inducement Letter, the form of New Warrant and the form of Placement Agent Warrants, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated in this Item 1.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the unregistered securities described therein is incorporated by reference in this Item 3.02.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Warrant Exercise and Inducement Offer Letter

10.2	Form of New Warrant

10.3	Form of Placement Agent Warrant

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPEST THERAPEUTICS, INC.

Date: June 1, 2026	By:	/s/ Matthew Angel
	Name:	Matthew Angel
	Title:	President and Chief Executive Officer